Exhibit 99.1

News for Immediate Release

Contact:

Lee Jacobson

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

First Marblehead Announces Third Quarter Fiscal 2010 Financial Results

BOSTON, MA, April 23, 2010 — The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the third quarter of fiscal 2010 and for the nine-month period ended March 31, 2010.

Total revenues for the third quarter of fiscal 2010 were ($16.8) million as compared to ($130.6) million for the same period last year.  The negative revenues for the third quarter of fiscal 2010 were driven primarily by non-cash fair value adjustments to service receivables totaling ($22.0) million.  A net adjustment of ($9.5) million can be attributed to changes in performance assumptions for loans in securitized trusts while an additional ($14.7) million can be attributed to the accompanying change in the discount rate.  These adjustments were partially offset by accretion of $2.2 million due to the passage of time.  The changes in performance assumptions were a result of the company’s enhancements to its financial models, incorporating certain macro-economic factors in assessing future loan performance.

Total non-interest expenses for the third quarter of fiscal 2010 were $28.0 million, including a $4.2 million loss on education loans held for sale, as compared to $75.0 million in total non-interest expenses for the third quarter of fiscal 2009, including a $47.6 million loss on education loans held for sale.  For the third quarter of fiscal 2010 total non-interest expenses, excluding losses on education loans held for sale, decreased $3.6 million, or 13%, compared to the same expenses for the third quarter of fiscal 2009, largely as a result of the company’s expense reduction efforts.

For the third quarter of fiscal 2010, the company recorded a net loss of $29.4 million, or $0.30 per share, compared to a net loss of $140.7 million, or $1.42 per share, for the same period in the prior fiscal year.

Total revenues for the nine-month period ended March 31, 2010 were $6.8 million, as compared to total revenues of ($301.6) million for the same period in the prior fiscal year.  The net loss for the nine-month period was $135.2 million, or $1.36 per share, an improvement over the net loss of $326.9 million, or $3.30 per share, for the same period in the prior fiscal year.

The company ended the quarter with $422.3 million in cash, cash equivalents and short-term investments.  Net operating cash usage* was approximately $12.5 million for the quarter ended March 31, 2010, up from approximately $11.5 million for the quarter ended December 31, 2009, during which the company recouped $1.0 million in litigation expenses.  Net operating cash usage* was $38.7 million for the nine months ended March 31, 2010, a 20% improvement over the same period in the prior fiscal year.

*See below under the heading “Use of Non-GAAP Financial Measures”.

About The First Marblehead Corporation — First Marblehead helps meet the growing demand for private education loans by offering national and regional financial institutions and educational institutions an integrated suite of design, implementation and capital markets services for student loan programs.  For more information, go to www.firstmarblehead.com.  First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans.  Please see www.SmartBorrowing.org.

Statements in this press release, including the financial tables, regarding First Marblehead’s future financial and operating results and liquidity as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts that we have facilitated (the “Trusts”) and on our plans, estimates and expectations as of April 23, 2010.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, including the performance of the Trusts and resulting cash flows, facilitated loan volumes or financing-related revenues, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: market acceptance of, and demand for, our Monogram loan product and fee-based service offerings, including our success in providing them to former, current and prospective clients; capital markets conditions and our ability to structure securitizations or alternative financings; the size, structure and timing of any such securitizations or alternative financings; any investigation, audit, claim, action or suit relating to the transfer of the trust certificate of NC Residuals Owners Trust or the asset services agreement between the purchaser and the company, including any such proceeding initiated by the Internal Revenue Service relating to any tax refund previously received;  the estimates and assumptions we make in preparing our financial statements, including quantitative and qualitative factors used to estimate the fair value of additional structural advisory fees, asset servicing fees, residuals receivables and loans held for sale; our compliance with banking regulations and directives, including regulatory capital requirements; and the other factors set forth under the caption “Part II - Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2010.  Important factors that could cause or contribute to future adjustments to the estimates and assumptions we make in preparing our financial statements include: actual transactions or market observations relating to asset-backed securities, loan portfolios or corporate debt securities; variance between our performance assumptions and the actual performance of the Trusts or loans held for sale; economic, legislative, regulatory, competitive and other factors affecting discount, default, recovery and prepayment rates on loan portfolios held for sale or held by the Trusts, including general economic conditions, the consumer credit environment and unemployment rates; management’s determination of which qualitative and quantitative factors should be weighed in our estimates, and the weight to be given to such factors; capital markets receptivity to securities backed by private student loans; developments in the bankruptcy proceedings of The Education Resources Institute, Inc., including the terms of any plan of reorganization and the outcome of the challenges to the enforceability of security interests of the Trusts, which could adversely affect the Trusts’ rights to future recoveries on certain defaulted loans; and interest rate trends.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended March 31, 2010 and 2009

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
Service revenues:
Additional structural advisory fees-trust updates	$(21,440)	$(4,063)	$(20,799)	$(51,466)
Asset servicing fees:
Fee income	2,133	—	6,012	—
Fee updates	(2,635)	—	(2,272)	—
Total asset servicing fees	(502)	—	3,740	—
Residuals-trust updates	(91)	(136,366)	2,186	(285,604)
Administrative and other fees	4,561	4,015	15,090	15,046

Total service revenues	(17,472)	(136,414)	217	(322,024)

Net interest income	656	5,798	6,597	20,409

Total revenues	(16,816)	(130,616)	6,814	(301,615)

Non-interest expenses:
Compensation and benefits	8,594	8,782	24,937	34,334
General and administrative expenses	15,238	18,606	45,732	62,593
Losses on education loans held for sale	4,180	47,584	138,794	98,114
Total non-interest expenses	28,012	74,972	209,463	195,041

Loss before income taxes	(44,828)	(205,588)	(202,649)	(496,656)

Income tax benefit	(15,439)	(64,934)	(67,475)	(169,718)

Net loss	$(29,389)	$(140,654)	$(135,174)	$(326,938)

Net loss per share:
Basic	$(0.30)	$(1.42)	$(1.36)	$(3.30)
Diluted	(0.30)	(1.42)	(1.36)	(3.30)
Weighted average shares outstanding:
Basic	99,248	99,121	99,232	99,067
Diluted	99,248	99,121	99,232	99,067

-more-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2010 and June 30, 2009

(Unaudited)

(dollars in thousands)

	March 31, 2010	June 30, 2009
Assets
Cash and cash equivalents	$372,263	$158,770
Federal funds sold	2,003	14,326
Short-term investments, at cost	50,000	—
Investments held for sale	5,753	8,450
Education loans held for sale	98,758	350,960
Service receivables:
Additional structural advisory fees	33,902	55,130
Asset servicing fees	6,125	2,385
Residuals	12,146	9,960
Total service receivables	52,173	67,475

Property and equipment, net	10,466	19,929
Intangible assets, net	1,364	1,931
Other prepaid expenses	3,052	3,571
Loans held to maturity, net	9,312	9,515
Income taxes receivable	3,823	166,410
Net deferred tax asset	53,143	13,124
Other assets	5,467	6,869
Total assets	$667,577	$821,330

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$127,355	$154,462
Education loan warehouse facility	227,894	230,137
Accounts payable and accrued expenses	31,467	21,512
Other liabilities	6,889	9,754
Total liabilities	393,605	415,865

Commitments and contingencies

Stockholders’ equity	273,972	405,465
Total liabilities and stockholders’ equity	$667,577	$821,330

-more-

The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Additional Structural Advisory Fees and Residuals Receivables

(dollars in thousands)

	Three Months Ended	Nine Months Ended
	March 31, 2010	March 31, 2010
Additional Structural Advisory Fees Receivable
Fair value at beginning of period	$55,724	$55,130

Cash received from trust distributions	(382)	(429)

Trust updates:
Passage of time-fair value accretion	1,686	5,015
Increase in timing and average default rate	(39,144)	(42,616)
Increase in discount rate assumption	(14,727)	(11,029)
Decrease in average prepayment rate	25,338	25,338
Increase in forward LIBOR curve	175	1,738
Other factors, net	5,232	755
Net change from trust updates	(21,440)	(20,799)

Fair value at end of period	$33,902	$33,902

Residuals Receivable
Fair value at beginning of period	$12,237	$9,960

Trust updates:
Passage of time-fair value accretion	487	1,346
Increase in timing and average default rate	(353)	(353)
Decrease in discount rate assumption	—	1,176
Increase in forward LIBOR curve	49	183
Other factors, net	(274)	(166)
Net change from trust updates	(91)	2,186

Fair value at end of period	$12,146	$12,146

Note: Factors affecting the valuation of additional structural advisory fees and residuals receivables include changes, if any, to the assumptions and methodology we use in estimating the fair value of these receivables.  In light of conditions in the asset-backed securities market, macro-economic factors and our ongoing evaluation of actual trust performance, we changed certain assumptions and methodologies used to determine the fair value of our service receivables at March 31, 2010.  We continue to monitor the performance of trust assets against our expectations, as well as other inputs necessary to estimate the fair value of our service receivables.  We will make such additional adjustments to our estimates as we believe are necessary to value properly our receivables balances at each balance sheet date.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (“GAAP”), the company has included in this press release an additional financial metric, “net operating cash usage,” that was not prepared in accordance with GAAP.  Legislative and regulatory guidance discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why a non-GAAP financial metric is relevant to management and investors.

First Marblehead believes that the inclusion of the non-GAAP financial metric helps investors to gain a better understanding of the company’s quarterly results, including non-interest expenses, and quarter-end liquidity position, particularly in light of dislocations in the private education loan industry and the capital markets that have affected the company.  Management uses the non-GAAP financial metric, in addition to GAAP financial measures, as a basis for measuring and forecasting the company’s core operating performance and comparing such performance to that of prior periods.  The non-GAAP financial measure is also used by management in its financial and operational decision-making.

There are limitations associated with reliance on the non-GAAP financial measure because it is specific to First Marblehead’s operations and financial performance, which makes comparisons with other companies’ financial results more challenging.  Nevertheless, by providing both GAAP and non-GAAP financial measures, the company believes that investors are able to compare the company’s GAAP results to those of other companies, while also gaining a better understanding of the company’s operating performance, consistent with management’s evaluation.

First Marblehead defines “net operating cash usage” to mean approximate cash used in operations, before tax payments.  In accordance with the requirements of Regulation G promulgated by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure, loss before income taxes, for the last four fiscal quarters and the first nine months of fiscal 2010 and 2009 and reconciles the non-GAAP financial metric to the comparable GAAP measure:

	Three Months Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
	(in thousands)
Loss before income taxes	$(44,828)	$(21,105)	$(136,716)	$(54,183)
Depreciation and amortization	3,355	3,600	3,693	3,851
Stock-based compensation expense	1,492	1,499	1,540	1,468
Losses on education loans held for sale	4,180	10,688	123,926	40,049
Cash receipts from education loans	3,311	3,134	4,738	4,342
Cash receipts from trust distributions	382	23	24	25
Interest income accruals from education loans	(3,974)	(4,973)	(8,127)	(8,269)
Residuals-trust updates	91	(1,453)	(824)	(2,309)
Asset servicing fees	502	(1,980)	(2,262)	(2,385)
Additional structural advisory fees-trust updates	21,440	(278)	(363)	5,691
Other	1,589	(625)	(368)	973
Non-GAAP net operating cash usage	$(12,460)	$(11,470)	$(14,739)	$(10,747)

	Nine Months Ended
	March 31,
	2010	2009
	(in thousands)
Loss before income taxes	$(202,649)	$(496,656)
Depreciation and amortization	10,648	13,949
Stock-based compensation expense	4,531	5,817
Losses on education loans held for sale	138,794	98,460
Prepaid default prevention expense	—	9,748
Sale of NC Residuals Owner Trust	—	134,481
Cash receipts from education loans	11,184	11,849
Cash receipts from trust distributions	429	1,530
Interest income accruals from education loans	(17,075)	(30,350)
Residuals-trust updates	(2,186)	151,124
Asset servicing fees	(3,740)	—
Additional structural advisory fees-trust updates	20,799	51,466
Other	596	242
Non-GAAP net operating cash usage	$(38,669)	$(48,340)

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